Exhibit 99.1

Rightscorp Sees Continued Growth Through Monetization of Film and Video Copyrights

Rightscorp’s Solution is the Only Method for Reducing Piracy From New Technologies Like Popcorn Time

SANTA MONICA, Calif., March 17, 2014 (GLOBE NEWSWIRE) — Rightscorp (RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), announced today that it expects to see continued growth in the Company’s core business of copyright monetization and anticipates this growth to be driven by an increased demand from owners of copyrighted film and video assets for Rightscorp’s digital loss prevention service.

Since late 2011, the Company has been effectively representing rights holders by protecting and monetizing copyrighted assets online. Initially focused primarily on music copyrights, last year the Company began monetizing assets in the film and home video space as highlighted by the Hollywood Reporter.

Rightscorp’s service for monetization of online peer-to-peer (“P2P”) infringements is effective for any copyrighted Intellectual Property that can be transferred digitally; this includes music, video games, software, books, film, and video. The Company monitors infringements on P2P networks, collects data regarding such infringements, alerts ISPs to the activity, and offers a settlement to the infringers on behalf of the rights holder. Upon settlement, Rightscorp then pays the rights holder its fair share from the fees collected.

A recent article appearing in Time discusses the emergence of Popcorn Time, an app that works similar to Netflix, allowing users the ability to stream the latest movies including some that are still playing in theatres. Time cites that this app is “a flagrant enabler of copyright violation.” The developers of Popcorn Time are aware of the legal ramifications and even post disclaimers that downloading copyrighted material is illegal. The advent of new technologies similar to Popcorn Time is a major cause for concern for copyright protection.

“It is a fact that the entertainment industry as a whole is losing billions in revenues every year due to illegal infringements on P2P networks. The owners of copyrighted Intellectual Property see wholesale infringement of their rights on a daily basis. We see our expansion into the film and video market as a solid growth path and a way to best serve the industry and the market.

It is becoming clear that our technology offers the best solution to this growing challenge for the industry,” said Christopher Sabec, CEO of Rightscorp.

“Popcorn Time now enables illegal peer-to-peer piracy on the BitTorrent protocol without requiring index sites like The Pirate Bay, Isohunt, and Kick Ass Torrents. DMCA takedown notices have absolutely zero effect on an application like Popcorn Time—assuming they ever had any effect. This reality underscores that the only way to reduce peer-to-peer piracy is to compel ISPs to suspend service to internet subscribers who repeatedly infringe copyrights on BitTorrent. Rightscorp has the only scalable solution this achieves that goal,” said Robert Steele, COO of Rightscorp.

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Mr. Sabec continued, “The fact that minutes after popular shows like HBO’s Game of Thrones or the Netflix’s House of Cards air new episodes infringing copies are made available through P2P is damaging to the industry as a whole. This challenge is further represented by the recent case involving Dallas Buyers Club where the movie was available on P2P networks before the video was even released for sale. The film and video market is searching for solutions to rightfully protect and monetize their digital assets. We believe Rightscorp offers all holders of copyrighted IP the only viable, revenue positive solution to the challenge of piracy.”

A recent article by Variety sourced a 100-page report conducted by NetNames citing that “infringing bandwidth use rose by 159.3% between 2010 and 2012, or 23.8% of the total of all Internet use in the three regions (North America, Europe and Asia)”. It also showed that “327 million unique Internet users ‘explicitly sought’ infringing content during January 2013, a jump of almost 10% from November 2011, and represents 25.9% of the total Internet user population in the three regions”.

Rightscorp currently represents more than 1,000,000 copyrights with more than 40,000 copyrights in its system and has partnered with major motion picture studios, numerous Platinum recording artists and songwriters, Academy Award winning films, top TV shows and many others. Rightscorp has already received settlements from subscribers of more than 50 ISPs and closed over 60,000 cases of copyright infringement to date.

About Rightscorp, Inc.

Rightscorp (RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA).

Based on the fact that 24% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

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Safe Harbor Statement

This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

Contact:
For further investor and media information contact:
Andrew Haag
Managing Partner
IRTH Communications
rightscorp@irthcommunications.com
1-866-976-4784

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